Exhibit 10.15

SOUTHWEST GAS CORPORATION

SERVICE AGREEMENT

TRANSPORTATION OF CUSTOMER SECURED NATURAL GAS

This is an AGREEMENT made and entered into as of the 2nd day of October, 2014 by and between SOUTHWEST GAS CORPORATION, a California corporation (the “Utility’) and ENVIRONMENTAL ALTERNATIVE FUELS, LLC, a Delaware limited liability corporation (the “Customer’) (each referred to individually as a “Party” and collectively as the “Parties”).

The Utility’s Arizona Gas Tariff (“Tariff’) as authorized by and on file with the Arizona Corporation Commission shall apply to the transaction to be performed hereunder, and is hereby incorporated by reference into this Agreement. Nothing in this Agreement shall be construed in any manner as limiting or modifying the rights or obligations of either Party under the Utility’s Tariff. This Agreement, all terms and provisions contained or incorporated herein, and the respective obligations of the Parties hereunder are further subject to all valid laws, orders, rules, and regulations of duly constituted authorities having jurisdiction over the subject matter of this Agreement. This Agreement shall at all times be subject to such changes or modifications by the Arizona Corporation Commission as it may from time to time direct in the exercise of its jurisdiction.

In consideration of the mutual covenants and agreements as herein set forth, the Utility and the Customer agree as follows:

Article I – GAS TO BE TRANSPORTED

Subject to the terms, conditions and limitations hereof, the Utility agrees to receive from the Customer, or for the Customer’s account, at an interconnection between the Utility and El Paso Natural Gas Company, for transportation, a daily quantity of natural gas. At the Customer’s request, the Utility shall thereupon transport the equivalent quantity of gas through its pipeline system, and deliver the equivalent quantity to the Customer or for the account of the Customer at the Delivery Point(s) as shown on Exhibit A. The Utility shall not be obligated to receive and/or transport quantities of gas in excess of the Delivery Pressure, Maximum Flow Rate and Maximum Daily Quantity set forth in Exhibit A.

Article II – TRANSPORTATION RATES

The transportation rates to be charged pursuant to the Tariff (currently Rate Schedule No. T-1) are set forth in Exhibit A. The Customer agrees to pay the Utility for all natural gas transportation service rendered under the terms of this Agreement in accordance with the Utility’s Tariff. In the event the Parties are unable to resolve a billing dispute, the Parties agree that they will adhere to the billing dispute protocol set forth in the Tariff prior to seeking any other remedy.

Article III – TERM OF AGREEMENT

This Agreement shall become effective on November 1, 2014 and shall continue in effect for a primary term of one (I) year up to and including October 31, 2015; and from month to month thereafter, subject, however, to termination at expiration of said primary term or upon the first day of any calendar month thereafter by either Party providing thirty (30) days written notice to the other.

Article IV – NOTICES

Unless herein provided to the contrary, any notice called for in this Agreement shall be in writing and shall be considered as having been given if sent personally, by certified mail with all postage and charges prepaid, or by facsimile to either Customer or Utility at the place designated below. Routine communications shall be considered as having been given when sent by regular mail or email. Unless changed, the addresses of the Parties are as follows:

SOUTHWEST GAS CORPORATION Attn: Key Account Management LVB-I06 P.O. Box 98510 Las Vegas. NV 89193-8510 Ph. No. 702-364-3063 Fax No. 702-365-5904 Email: KeyAccountManagement@swgas.com	ENVIRONMENTAL ALTERNATIVE FUELS, LLC Attn: Damon Cuzick 9899 W. Roosevelt Street Tolleson. AZ 85353 Ph. No. 623-907-6626 Fax No. 623-907-6400 Email: dc@fswaz.com

Either Party may change its address at any time upon written notice to the other.

Article V – OTHER OPERATING PROVISIONS

A. MEASUREMENT

Pursuant to the Tariff, for each meter location at which the Customer desires to receive transportation service, the Customer shall have hourly flow measurement, recording and communication equipment installed at the Customer’s expense. The Utility is not obligated to begin transportation service until the appropriate measurement equipment is installed and operating to Utility’s satisfaction.

For meters outfitted with telemetering equipment, the Utility will provide a means by which the Customer may obtain gas volumes and flow data (Utility electronic bulletin board. internet web site or other future approved electronic access options) the use of which shall be restricted as follows:

The Customer agrees that the volume and flow data provided by the Utility shall be used for informational purposes only and shall not under any circumstances be used for process control of any kind. The Utility makes no guarantees or warranties as to the quality, accuracy and/or reliability of the information provided. The Customer agrees to waive any liability that the Utility, its directors, officers, employees and agents may have related to all loss or damage incurred by the Customer arising out of or in any manner connected with the Customer’s use of volume and flow data provided hereunder. In addition, the Customer agrees to indemnify and hold harmless the Utility, its directors, officers, employees and agents against any and all loss or damage incurred by any agent and/or independent contractor of the Customer arising out of or in any manner connected with the use of volume and flow data provided hereunder. The Customer further acknowledges that the volume and flow data received may differ from the billing invoice due to periodic maintenance interruptions or other causes.

B. CONFIDENTIALITY

Neither Utility nor Customer, nor their respective affiliates, directors, officers, employees, agents or permitted assignees shall disclose to any third party the terms and provisions of this Agreement without the other Party’s prior written consent, except as required by law or by any regulatory, state, or federal government authority (including any court). Confidential disclosure is permitted, without written permission, to the following: consultants, attorneys, advisors and affiliated companies having common ownership with a Party (e.g. a parent or subsidiary company).

Article VI – PRIOR AGREEMENTS

When this Agreement takes effect, it supersedes, cancels and terminates the following agreement(s):

- None -

Article VII – REGULATORY REQUIREMENTS

The Customer shall not knowingly take any action which would subject the Utility to the jurisdiction of the Federal Energy Regulatory Commission, the Department of Energy, or any successor governmental agency. Any such action shall be cause for immediate termination of this Agreement.

Should the Federal Energy Regulatory Commission, the Arizona Corporation Commission or any other regulatory or successor governmental agency having jurisdiction, impose by rule, order or regulation any terms or conditions upon this Agreement which are not mutually satisfactory to the Parties, then either Party upon the issuance of such rule, order or regulation, and by written notification to the other Party, may terminate this Agreement upon the effective date of such rule, order, or regulation. Notwithstanding this right to terminate, in the event either Party becomes aware of governmental action, or the threat of governmental action, which could trigger rights under this Article VII, such Party shall notify the other of the action or threatened action and the Parties thereafter shall engage in good faith efforts, for a period not to exceed sixty (60) days, to negotiate additional terms to address the circumstances that are the subject of the rule, order, or regulation prior to exercising any termination rights under this Agreement.

Article VIII – SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No assignment or transfer by Customer shall be made without prior written approval of the Utility. Such approval shall not be unreasonably withheld. As between the Parties hereto, such assignment shall become effective on the first day of the month following written notice that such assignment has been approved by Utility, unless otherwise indicated by Utility in said written approval.

Article IX – RELATIONSHIP OF THE PARTIES

Nothing in this Agreement shall be construed to create any partnership, joint venture, employment relationship, franchise, or agency as between the Parties. The relationship of the Parties hereunder shall be that of independent parties. Neither Party is intended to have, nor shall it be represented to any other person, that it has any power, right or authority to bind the other Party, or to assume or create any obligation or responsibility, express or implied, on behalf of the other Party, except as expressly required or authorized by this Agreement, or as otherwise permitted in writing.

Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to the Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to the Agreement, nor shall any provision give any third person the right of subrogation or action over any Party to the Agreement.

Article X – AUTHORITY TO EXECUTE; MODIFICATIONS

The Parties represent and warrant that the person(s) executing the Agreement has the right, power, and authority to bind its company to the terms and conditions of this Agreement. Modifications or changes to this Agreement must be in writing and signed by both Parties.

Article XI – SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law. If any provision of this Agreement shall be deemed to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity. Such prohibition or invalidity shall not invalidate the remainder of the provision or the other provisions of this Agreement.

Article XII – CUMULATIVE RIGHTS; NO WAIVER OF RIGHTS

Each and every right granted to a Party or allowed by law or equity shall be cumulative and not exclusive. No failure to exercise, or a delay in exercising any right, will operate as a waiver thereof, nor will any single or partial excuse of any right by a Party preclude any other or future exercise thereof or the exercise of any other right.

Article XIII – GOVERNING LAW

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Arizona, without consideration of its choice of law provisions.

Article XIV – HEADINGS; ENTIRE AGREEMENT

The headings appearing at the commencement of each article of this Agreement are descriptive only and for convenience, and shall not define, limit, or describe the scope or intent of this Agreement, nor in any way affect this Agreement. This Agreement and the attached exhibit constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement. The Agreement supersedes all prior agreements and understandings, oral or written, between the Parties regarding the subject matter contained herein. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

The signatures of the duly authorized representatives of the Parties below represent the mutual acceptance of this Agreement.

SOUTHWEST GAS CORPORATION “Utility”	ENVIRONMENTAL ALTERNATIVE FUELS, LLC “Customer”

By:	/s/ Randy Gabe	By:	/s/ Theril Lund
Title:	Vice President Gas Resources	Title:	CFO
Date:	10/2/2014	Date:	9/29/2014